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                                                               Exhibit (a)(1)(K)

          TB WOOD'S CORPORATION ANNOUNCES EXTENSION OF TENDER OFFER TO
                              SEPTEMBER 20TH, 2005

CHAMBERSBURG, PA, September 7, 2005 -- TB Wood's Corporation (Nasdaq: TBWC) announced today that it will extend the expiration date of its tender offer to purchase up to 750,000 shares of its common Stock at a price not greater than $7.50 nor less than $5.00 per share from midnight, New York City time, on Tuesday, September 6, 2005, until midnight, New York City time, on Tuesday, September 20, 2005.

As a result of the extension, participants in the TB Wood's Corporation 401(k) Plan have until 6:00 p.m., New York City time on Thursday, September 15, 2005 to tender their shares held in the plan.

The tender offer is being extended while the Company finalizes its accounting treatment of post-employment healthcare benefit obligations based on its receipt of a comment letter from the Staff of the Securities and Exchange Commission during the second quarter of 2005, as previously disclosed. The Company and its accountants are in the process of finalizing its amended and restated quarterly reports on Form 10-Q/A for 2005 and the annual report on Form 10-K/A for 2004 and expects to file these with in the next two weeks.

As previously disclosed, in the fourth quarter of 2004, the Company recognized a non-recurring, non-cash pre-tax gain of approximately $9.3 million in its income statement with respect to its post-employment healthcare benefit obligation. As a result of the restatement, the Company anticipates a significant portion of the $9.3 million non-cash gain recognized in 2004 will, instead, be recognized in prior periods and that recognition of a small portion of the $9.3 million non-cash gain will be deferred to periods subsequent to 2004.

The information agent is D.F. King & Co., Inc. The depositary is American Stock Transfer & Trust Company. For questions and information, please call the information agent toll free at (800) 669-5550.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL SHARES OF TB WOOD'S COMMON STOCK. THE TENDER OFFER IS BEING MADE ONLY PURSUANT TO THE OFFER TO PURCHASE AND RELATED MATERIALS THAT TB WOOD'S DISTRIBUTED TO ITS SHAREHOLDERS. SHAREHOLDERS AND INVESTORS SHOULD READ CAREFULLY THE OFFER TO PURCHASE AND RELATED MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION. SHAREHOLDERS AND INVESTORS MAY OBTAIN A FREE COPY OF THE TENDER OFFER STATEMENT ON SCHEDULE TO, THE OFFER TO PURCHASE AND OTHER DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AT THE COMMISSION'S WEB SITE AT WWW.SEC.GOV. SHAREHOLDERS AND INVESTORS ALSO MAY OBTAIN A COPY OF THESE DOCUMENTS, AS WELL AS ANY OTHER DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WITHOUT CHARGE, FROM D.F. KING & CO., INC., THE INFORMATION AGENT FOR THE TENDER OFFER, BY DIRECTING SUCH REQUEST TO D.F. KING & CO., INC., TOLL FREE AT (800) 669-5550.




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About TB Wood's

TB Wood's is an established designer, manufacturer and marketer of electronic and mechanical industrial power transmission products which are sold to North American and international manufacturers and users of industrial equipment. Headquartered in Chambersburg, Pennsylvania, the Company operates production facilities in the United States, Canada, Mexico, Germany, Italy and India. Additional information on TB Wood's and our products can be found online at http://www.tbwoods.com.

Safe Harbor Statement

This press release contains statements which are forward-looking within the meaning of applicable securities laws. These statements include or imply projections of future performance that are based upon the Company's current expectations and assumptions. These expectations and assumptions, as well as the Company's future performance, are subject to a number of risks and uncertainties. Factors that could cause actual results to differ from projected results are discussed in various of the Company's documents on file with the SEC.

Contact:

     Joseph C. Horvath
     Chief Financial Officer
     (717) 264-7161, Extension 4465